EXHIBIT 10.3

September 27, 2022

Chris Kaddaras
[redacted]

Dear Chris,

We are pleased to offer you the position of Executive Vice President, Chief Revenue Officer at Juniper Networks, Inc. (“Juniper” or the “Company”) reporting to Rami Rahim, Chief Executive Officer. Your primary work location will be Remote-TN; however, as the Company and needs of the business evolves, the exact location may change.

This offer is contingent upon a successful background investigation and reference checks as requested by the Company.

Your offer is composed of the following components:

Offer Component	Offer Amount	Currency	Frequency
Base Compensation	$635,000	USD	Annual
RSU	250,000	RSU	Standard Vesting
Hiring Bonus 1	$650,000	USD	One time upon start
Hiring Bonus 2	$350,000	USD	One time at 1st Anniversary

Base Compensation: In consideration of your services, you will be paid an annual salary rate as mentioned above which will be paid semi-monthly, less applicable taxes and deductions in accordance with the Company’s normal payroll processing.

Bonus: For the remainder of 2022, you will be eligible to participate in Juniper's 2022 Executive Annual Incentive Plan (the "Plan") with an annualized bonus target of 100% of your base salary actually paid in 2022. The actual amount of the bonus could be higher or lower than the bonus target depending on Company and individual performance. This Plan is a discretionary bonus program that Juniper funds based on the achievement of corporate financial results and strategic objectives established by Juniper. Once the total funding level is established by Juniper, the Compensation Committee (or a subcommittee thereof) of the Board of Directors (the “Committee”) will determine in its discretion any bonus amount for executive officers based on its assessment of corporate and individual performance. In addition, 50% of the actual cash payout under the Plan will be made in the form of a fully vested Juniper Restricted Stock Unit based on a conversion value previously established by the Committee for executive officers of the Company during the first fiscal quarter of this year. Accordingly, there is no specified or guaranteed amount that you will receive or become entitled to, and the Plan is subject to change or discontinuation at any time, and you must be employed by the Company on the date that any cash or equity incentive amount under the Plan is paid or granted in order to be eligible to receive such cash or equity incentive amount; provided that such amounts will be paid or granted on or before March 31, 2023.

Hiring Bonus: In addition, you will be offered a hiring bonus (less applicable withholding) in the amount of $1,000,000 payable in two installments. The first installment will be paid with your first or second paycheck and the second installment will be paid via payroll following your first-year anniversary. The bonus is conditional on your remaining employed over a two (2) year period. Should you voluntarily terminate your employment prior to one year of service with Juniper, you will be responsible for repayment (pro-rated) of the gross first installment bonus amount to the Company and you will not be eligible for the second installment. Should you voluntarily terminate your employment with Juniper after 12 months and within twenty-four months of employment, you will be responsible for repayment (pro-rated) of the total gross bonus amount to the Company.

Restricted Stock Units: Subject to compliance with applicable U.S. federal and state securities laws, you be granted the number of Restricted Stock Units (RSU) of Juniper Networks, Inc. Common Stock as indicated in the table above. You shall receive your grant on the third Friday of the month following the month in which your employment commences with the Company. The RSUs will vest cumulatively over a period of three years as long as you remain an employee of Juniper or one of its subsidiaries, with 34% of the shares vesting on the one-year anniversary of the vesting start date and 33% vesting on second and third anniversaries of the vesting start date. The RSU grant will be subject to your acceptance of an RSU award agreement, which, along with the Juniper equity incentive plan governing the RSU award and applicable sub-plans, will set out additional terms and conditions of the grant.

Confidential Information and Assignment Agreement: You agree to abide by the Company’s Confidential Information and Invention Assignment Agreement, a copy of which will be furnished to you and must be signed and returned before any employment relationship commences.

Arbitration: Any claim, dispute or controversy arising out of this agreement, the interpretation, validity or enforcement of this Agreement or the alleged breach thereof shall be submitted by the parties to final, binding and confidential arbitration by the American Arbitration Association (“AAA”), in San Francisco, California, conducted before a single arbitrator under the then-applicable AAA rules. By agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all AAA arbitration fees, except the amount of such fees equivalent to the filing fee you would have paid if the claim had been litigated in court. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, including but not limited to any disputes or claims relating to or arising out of the misuse or appropriation of the Company’s trade secrets or confidential and proprietary information. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

Other Company Agreements: Upon commencement of your employment, as a condition of your employment, you will need to sign the Worldwide Code of Business Conduct and Ethics Acknowledgment and the Reporting Ethics Concerns Acknowledgement and Agreement. A copy of the Code can be found on our public website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx. Within the first few weeks following your hire date, you will be instructed to complete various ethics and compliance training courses. Completion of the assigned courses is required for all employees. You further acknowledge that you will continue to be bound by, and abide by, the Company’s policies and rules, which may be modified or implemented from time to time. In addition, as an executive officer of the Company, you will be required to sign an Executive Compensation Recovery Agreement, which, along with Juniper’s Executive Compensation Recovery Policy, will be furnished to you. Further, you will be eligible to enter into Juniper’s standard form of Severance Agreement, Change of Control Agreement and Indemnification Agreement.

Insider Trading Policies: This position will subject you to the requirements of Section 16 of the United States Securities and Exchange Act of 1934, as amended.

Miscellaneous: For purposes of federal immigration law, you will be required to provide to Juniper documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated. Please bring the appropriate documents on your first day of employment.

This offer is contingent upon your obtaining the requisite immigration status and employment authorization. If you are a foreign national requiring work authorization to begin employment, you must contact the Company's Immigration Department at [redacted] to initiate the visa process. The Company will submit a petition on your behalf to obtain employment authorization, as well as file visa applications for your immediate dependent family members. The Company will pay the legal fees and costs related to these filings. Because the number of work visas available each year is limited by the U.S. government, the Company reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1), you must contact the Company's Immigration Department before beginning employment.

In the event your employment includes frequent business travel, the time you spend working outside your home state may result in additional tax reporting and tax payment liabilities. Although Juniper may pro-rate your state tax withholdings, it will be your responsibility to determine and comply with any resulting income tax obligations.

This agreement, together with all agreements incorporated by reference herein, forms your complete and exclusive agreement with the Company concerning the subject matter hereof. The terms in this agreement supersede any other representations or agreements made to you by any party, whether oral or written. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.

At-Will Employment: If you accept this offer, you understand and agree that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you will be free to resign at any time, for any reason or no reason. The Company will similarly have the right to end its employment relationship with you at any time, with or without notice and with or without cause. You understand and agree that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the Chief Executive Officer or the Senior Vice President, General Counsel.

You may accept this offer by signing below and emailing a scanned copy to: [redacted].

Your start date will be October 17, 2022.

Please keep in mind that this offer will expire on September 30, 2022.

We are delighted to have you join us at Juniper Networks. Welcome Aboard!

Very truly yours,

/s/ Rami Rahim

Rami Rahim
Chief Executive Officer
Juniper Networks, Inc.

I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Chris Kaddaras	9/29/2022
Signature: Chris Kaddaras	Date Signed